Exhibit 4.2

TIM S.p.A.

Registered Office in Milan at Via Gaetano Negri 1

General Administration and Secondary Office in Rome at Corso d’Italia 41

PEC (Certified electronic mail) box: telecomitalia@pec.telecomitalia.it

Share capital 11,677,002,855.10 euros fully paid-up

Tax Code/VAT Registration Number and

Milan Business Register Number 00488410010

LONG TERM INCENTIVE PLAN 2018

REGULATIONS

1.	INTRODUCTION

In implementation of the resolutions made on 24 April 2018 by the Shareholders’ Meeting of Telecom Italia S.p.A. (with registered office in Milan, at 2 Piazza degli Affari, tax code and registration number in the Milan Business Register 00488410010, also referred to as “Telecom Italia”, the “Company” and the “Issuer”), based on the corresponding Information Document, these rules (the “Rules”) have been drawn up for the “2018-2020 Performance Share Plan” (the “Plan”).

The section containing the Definitions is in annex 1.

2.	ESSENTIAL ELEMENTS OF THE PLAN

The Plan prescribes the allocation to the Beneficiaries, free of charge, of Performance Shares corresponding to an even maximum number of Shares, effective transfer of which shall take place to a variable extent, on the Vesting Date, depending on the level to which the Performance Parameters have been achieved.

The Performance Shares may not be transferred or subjected to any limitations or constitute the object of any other acts to dispose thereof by the Beneficiaries during the Vesting Period.

The Shares transferred to the Beneficiaries on the Vesting Date will be subject to Lock-up, although the Beneficiary will be entitled to sell a number of Shares sufficient to ensure that all the costs connected to the transaction are covered, including taxes, commissions and other expenses borne by the Beneficiary, in accordance with the procedure indicated in due course by the Company at the time the Shares are allocated.

In those cases specified in the TIM policy, the Shares transferred shall be subject to a contractual clawback mechanism that may be activated in the three years following payment of the variable remuneration, if said disbursement occurred following wilful misconduct or gross negligence on the part of the Executives concerned, or in case of error in the formulation of data which resulted in the restatement of the information in the financial statements.

If extraordinary situations involving the Company should arise, or if there are changes to the regulatory framework that impact on the Plan, the Board of Directors shall be entitled, based on a favourable opinion of the Nomination and Remuneration Committee and without the need for further involvement of the Shareholders’ Meeting, to make any amendments and additions to the Regulations needed to maintain unchanged the substantial and economic content of the Plan, within the limits permitted by the decisions taken by the Shareholders’ Meeting on 24 April 2018 (including the maximum number of Shares to service the Plan) and by the law applicable from time to time.

3.	DETERMINATION OF THE AMOUNT OF REMUNERATION BASED ON FINANCIAL INSTRUMENTS, OR CRITERIA FOR THE DETERMINATION OF SAID REMUNERATION

The number of Performance Shares discretionally awarded to each Beneficiary on target at the moment the Plan is assigned (and resulting from the individual Assignment Scorecard) shall correspond to a percentage of the Beneficiary’s Base Salary expressed in Shares at their Normal Price on that date, based on:

–	three years, when first assigned;

–	two years, if subsequently assigned, up to the end of the month of January of the second year of Vesting (2019);

–	one year, in case of assignment from the month of February of the second year of Vesting (2019) up to the end of the month of January of the third year of Vesting (2020).

The Plan may no longer be assigned, wholly or in part, from the month of February 2020.

4.	PERFORMANCE OBJECTIVES

The Performance Shares shall accrue in variable number, dependent on the degree to which the Performance Parameters have been achieved, as ascertained by the Board of Directors at the meeting to approve the consolidated financial statements of the Group at 31 December 2020.

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The Performance Parameters are as follows:

Share performance (weight: 70%)

–	calculated

•

from 1 January 2018 for the assignees of Performance Shares in the initial allocation; from 1 January 2019 for subsequent assignees up to 31 January 2019; from 1 January 2020 for assignees from 1 February 2019 to 31 January 2020,

•	up to 31 December 2019 in the event of early termination maintaining assignment rights, and up to 31 December 2020 in the remaining cases,

considering the average of the official Share prices recorded on the MTA electronic share market organised and managed by Borsa Italiana S.p.A. during the quarters prior to period start and end, rounded to two decimal places;

–

compared to the average stock market performance, calculated using similar methods and over the same period by the shares issued by Deutsche Telekom AG, Vodafone Group PLC, Telefonica SA, Orange SA, BT Group PLC, Telenor ASA, Swisscom AG, Telia Co AB, Koninklijke KPN NV, Proximus SADP, Elisa OYJ (the “Peer Basket”), in the respective main listing markets *.

With regard to this Performance Parameter, the payout metric envisages:

–	minimum, if the performance of TIM ordinary shares equals the average performance of the basket of peers

–	Target, if the performance of TIM ordinary shares equals the average performance of the basket of peers plus 10%

–

maximum, if the performance of TIM ordinary shares equals the average performance of the basket of peers plus 20%, provided that the performance of the TIM ordinary shares has been positive in the period, in absolute terms

For intermediate performance levels, a linear interpolation will be calculated:

•	between minimum and target

•	between target and maximum, provided that the performance of the TIM ordinary shares has been positive in the period.

Equity Free Cash Flow (weight 30%)

represented by cumulative net cash flow in the three years, as per the 2018-2020 plan guidance, before the dividend and the investment in frequencies, and with the same perimeter, i.e. without including the effect of acquisitions and disposals of shareholdings (M&As) and with the same accounting standards.

The target value will be recalculated—over the period of the plan—excluding the impact connected with changes to the consolidation area, exchange rates and accounting standards. This will be carried out with reference to the years 2018, 2019 and 2020 for those assigned Performance Shares during the initial allocation; to the years 2019 and 2020 for subsequent assignees to 31 January 2019; to the year 2020 for assignees from 1 February 2019 and until 31 January 2020. The year 2020 is excluded in the event of early termination with maintenance of assignment rights.

The payout metric envisages comparing the cumulative final figure, net of the sterilisations proposed by the Committee to ensure they are operationally meaningful, with the objective in the 2018-2020 Group Strategic Plan, announced on 6 March 2018 as equal to 4.5 billion euros, recalculated as above, assuming linear progression in the three financial years (the “Objective”) and:

–	minimum payment where 90% of the Objective is achieved;

–	target where 105% of the Objective is achieved;

–	maximum where 115% of the Objective is achieved.

The number of Performance Shares accrued when the value is ascertained at intermediate levels between those listed above will be calculated by linear interpolation.

*	if the shares of one of the companies in the Peer Basket should be delisted, they shall be removed from the Peer Basket from the start of the LTI plan reference period.

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5.	NATIONAL INSURANCE AND TAX REGIME

The national insurance and tax contributions relating to the bonus shall remain the responsibility of the Beneficiaries and/or the Company, for those contributions for which they are respectively responsible, according to the regulations applicable at the time.

The national insurance and tax regime of Beneficiaries of the Plan who are domiciled abroad for tax purposes shall be that of the corresponding tax jurisdiction, without prejudice to any applicable international agreements on double taxation.

The tax regime applicable to the successors and assignees of a Beneficiary is the regime of inheritance mortis causa.

6.	DESCRIPTION OF THE EFFECTS PRODUCED BY THE TERMINATION OF EMPLOYMENT

The Performance Shares will be extinguished definitively and without any form of restoration in case of (i) the death of the Beneficiary or (ii) if their employment by/collaboration with the Company (or with a Subsidiary Company, even if not the Group company which employed the Beneficiary at the time of allocation of the Plan) should cease for any reason during the first two financial years (2018 and 2019) of the Vesting Period.

The circumstance of the non-renewal of Amos Genish as Chief Executive Officer when the 2017-2019 Board of Directors was renewed as an effect of its termination and early reappointment by the Shareholders’ Meeting held on 4 May 2018 having been overcome by events within the Company, it remains the case, in any event, that in case of the premature death or termination of the employment/collaboration (i) by/with the Company of the Chief Executive Officer, or (ii) by/with the Company or a Subsidiary Company of the remaining Beneficiaries, after 1 January 2020, and always provided that said departing individuals qualify as good leavers, then the Performance Shares, reduced by a number corresponding to a whole year of the total Vesting Period, shall potentially Vest.

Those whose employment by/collaboration with the Company (or a Subsidiary) ceases due to (i) retirement; (ii) consensual termination with maintenance of the Performance Shares (in any case subject to the Beneficiary’s acceptance of a non-competition agreement towards the Company for at least 12 months); (iii) placement outside the perimeter of the Group, for any reason, of the company the beneficiary is employed by/collaborates with; (iv) dismissal for justified objective reasons; (v) total and permanent invalidity qualify as good leavers.

After Vesting, the circumstances of the employment by/collaboration with the Company (or a Subsidiary) shall only have relevance for the purposes of the application of the clawback regulation.

7.	COMMUNICATIONS AND DISPUTES

Communications to the Beneficiaries pursuant to these Rules shall be made in writing, by ordinary post or by electronic mail.

Communications shall be made preferably to the work address or company e-mail address, or at the domicile and/or private e-mail address indicated by the Beneficiaries. For this purpose, it is the responsibility of the Beneficiaries to promptly communicate any changes to their domicile or private e-mail address to the HRO department.

Any disputes arising, dependent or in any way connected to the Plan are devolved to the sole jurisdiction of the Milan judicial authorities.

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ANNEX 1

DEFINITIONS

•	Chief Executive Officer—The Chief Executive Officer of the Company, Amos Genish.

•	Shares—The ordinary shares of the Company, without par value, listed on the MTA electronic share market organised and managed by Borsa Italiana S.p.A.

•

Base Salary—The gross annual fixed remuneration the Beneficiary is entitled to as an employee, to which is added the fixed sum pursuant for the Chief Executive Officer to art. 2389, subsection 3 of the Italian Civil Code.

•

Beneficiaries—The Chief Executive Officer and the senior executives working for the Company or the Subsidiaries, who will be offered Performance Shares, as discretionally identified by the Board of Directors.

•	Subsidiary Companies—Each of the companies that are at any given time directly or indirectly controlled by TIM, pursuant to Article 2359 of the Italian Civil Code.

•	Group—TIM and the Subsidiary Companies.

•

Lock-up—The period of two calendar years in which the Shares obtained as vested Performance Shares remain unavailable, non-transferable and blocked in the share deposit accounts created for this purpose by the Issuer, to which the Shares will be credited upon Vesting (although the Beneficiary can exercise the Shares’ administrative and economic rights). The premature death of the Beneficiary excludes and/or releases the Shares from Lock-up.

•

Vesting Date (of the Performance Shares)—The date the board approves the consolidated financial statements of the Group at 31 December 2020, with the concurrent ascertainment of the degree to which the Performance Parameters have been achieved.

•

The Performance Parameters are: (i) the performance of the Shares on the stock market in the Vesting Period compared to a basket of securities issued by a panel of peers (weight: 70%), and (ii) the cumulative Equity Free Cash Flow in the Vesting Period, as set out in the 2018-2020 Strategic Plan (weight 30%) in the terms better described in point 4.

•

Performance Shares—The Shares that are pledged to be allocated free of charge to the Beneficiaries on the Vesting Date in a number commensurate with the Base Salary of the individual Beneficiary, and varying from a minimum to a maximum depending on the degree to which the Performance Parameters have been achieved.

•	Vesting Period—the period of time between the moment the Plan is assigned and the Vesting Date of the Performance Shares, corresponding to the 2018, 2019 and 2020 financial years.

•

Adhesion Document—The specific document to be delivered by the Company to the Beneficiaries, with annexed Regulations constituting an integral part thereof, signature and return of which by the Beneficiaries to the Company shall constitute full and unconditional acceptance of adhesion to the Plan to all effects.

•

Normal Value—The arithmetic mean of the official Share price recorded in the period from the thirty-first ordinary calendar day before the assignment date to the day before said date (inclusively) on the MTA electronic share market organised and managed by Borsa Italiana S.p.A., calculated using as a denominator only those days to which the prices used for the basis of the calculation apply, rounded to two decimal places.

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